Exhibit 99.1

eMagin Reports Preliminary Second Quarter 2011 Results

BELLEVUE, WA – August 11, 2011 - eMagin Corporation (NYSE Amex: EMAN), the leader in OLED technology for the design and manufacture of OLED microdisplays for high resolution imaging products, announced today preliminary financial results for the second quarter ended June 30, 2011.

“Second quarter revenue was in line with our expectations and we returned to profitability. Revenue and operating profit increased substantially from the first quarter due in large part to higher revenues and our mostly fixed cost structure so that additions to revenue flow at a high percentage to the bottom-line,” stated Andrew G. Sculley, President and CEO.

Preliminary Operating Results

Revenues for the second quarter of 2011 were $7.4 million versus $8.3 million for the second quarter of 2010. Revenues were 37% higher than first quarter. Year-over-year revenues declined primarily due to lower R&D contract revenue and a shortfall to planned production.

On a sequential basis, the gross margin improved from the 41% reported in the first quarter of 2011, as revenues increased and production improved.

Gross margin decreased from second quarter last year to 49% of revenue on gross profit of $3.6 million compared to a gross margin of 57% on gross profit of $4.7 million last year. The decline in gross margin was due primarily to higher costs related to production and costs being spread over a lower revenue base.

Operating expenses for the second quarter of 2011 were $3.0 million versus $3.8 million for the prior year period. The decrease in operating expenses was the result of a reduction in legal fees and severance expense partially offset by an increase in personnel costs. SG&A was 30% of sales versus 38% of sales a year ago.

Second quarter operating income was $623,375 as compared to $959,534 in the year ago period.  Adjusted EBITDA was $1.2 million in the second quarter.

At June 30, 2011, the Company had approximately $12.6 million in cash, cash equivalents and investments in certificates of deposit, compared to $12.4 million on December 31, 2010.

eMagin requires extra time to complete its full Q2 earnings release due to a recent change in audit firms, and to address the issue of accounting treatment of warrants, as well as a change in the method of calculating earnings per share.  The new auditors have recommended a change to the two class method for calculating EPS.  This change does not impact Q2 diluted EPS, but has a $0.01 reduction to basic EPS for Q2 and is also expected to have an impact on historical basic EPS, but an immaterial impact on diluted EPS. Resolution of the warrant treatment could impact second quarter earnings per share as well as reported historical EPS.  However, this change would only impact the income statement below the operating line and is non-cash in nature. As soon as a determination regarding these items is made, a complete earnings report will be released.

“The Company’s domestic and international business remains strong and our backlog continues to grow,” continued Mr. Sculley. “While the gap between actual production and planned production narrowed during the period, we did not achieve as much improvement in yield and production as we had anticipated. We will continue to address our production output and expect to see further improvements in the second half of the year.

“Later this year, we plan to bring our new seal machine and next-generation OLED deposition machine on-line. The new seal machine should give us an increase in yield. The new deposition machine is expected to provide a 10-fold increase in deposition capacity and to also increase yield significantly.”

Mr. Sculley continued, “I am also pleased to report that our new in-house design team has already demonstrated a much quicker turnaround time for new product development ideas and designs, and integration between our design team, manufacturing team and the Company’s wafer manufacturer has been greatly enhanced.”

Highlights

▪
The Company received record bookings of $8.4 million bolstered by $2.6 million in bookings from several new, large, commercial customers in high-end camera and vision enhancement applications. In addition, military bookings and deliveries continued to grow.

▪
  In May, at the Society of Information Display (SID) Conference in Los Angeles, California, the Company demonstrated its new WUXGA OLED, the TATRC Phase I HMD and the ultra bright Rev3 XL monochrome OLEDs.

▪
In June, eMagin was added to the Russell Global and Russell 3000 Indexes. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.

▪
In July, eMagin formed a partnership with the University of Rochester to develop next-generation organic light-emitting diodes (OLED) for high-efficiency, solid-state lighting systems. The research effort is being funded by the U.S. Department of Energy in a three-year, $1.3 million effort to more than triple the light output of the current generation of OLEDs. The grant was awarded to the University of Rochester and eMagin Corporation. eMagin will receive a portion of the award amount for its work on the project.

▪
   eMagin continued to ship its display beam combiner assemblies (DBCA), which include the Company's OLED-XL microdisplays, under the subcontract received from ITT Corporation in the summer of 2010 for the Enhanced Night Vision Goggle (ENVG) program. The U.S. Army is expected to select one or more prime contractors for the production phase of the program in the near term. eMagin's subcontract has a potential value of $15.2 million.

▪	eMagin won an extension from Night Vision Labs worth $0.5 million for the remainder of 2011. The Company will be working with the foundry on a novel wafer design.

Outlook

eMagin is guiding to 2011 revenue of between $29.0 and $33.0 million. This guidance is based on current market conditions, the Company’s backlog under existing contracts, production capacity and potential new business.

Quarterly Report and Conference Call

Full results will be published in the Company's 10-Q report for the second quarter ending June 30, 2011, expected to be filed on August 15, 2011, with the SEC. Final results will also be available via the Company’s website at www.emagin.com.

In conjunction with its preliminary second quarter 2011 financial results, eMagin will host a teleconference call and webcast for investors and analysts at 5:00 p.m. ET today, August 11, 2011. To access the call, investors in the U.S. should dial 1-800-706-7741 and international callers should dial 1-617-614-3471. The passcode is 62278095. The live call will also be available as an audio webcast via the Company’s website at www.emagin.com. A replay of the call will be available by phone and via the Company’s website through September 11, 2011. To access the telephonic replay, investors in the U.S. should dial 1-888-286-8010 and investors outside the U.S. should call 1-617-801-6888. The replay passcode is 71506487.

About eMagin Corporation

A leader in OLED microdisplay technology and personal display systems, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The Company's own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

Tables Follow

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue:
Product	$5,948	$6,404	$10,258	$10,890
Contract	1,501	1,908	2,632	3,349
Total revenue, net	7,449	8,312	12,890	14,239

Cost of goods sold:
Product	3,043	2,640	5,652	4,485
Contract	780	933	1,366	1,697
Total cost of goods sold	3,823	3,573	7,018	6,182

Gross profit	3,626	4,739	5,872	8,057

Operating expenses:
Research and development	774	643	1,306	1,377
Selling, general and administrative	2,228	3,137	4,369	4,819
Total operating expenses	3,002	3,780	5,675	6,196

Income from operations	$624	$959	$197	$1,861

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Non-GAAP Information	2011	2010	2011	2010

Operating income	$624	$959	$197	$1,861
Severance	--	969	10	969
Adjusted net income	624	1,928	207	2,830
Non-cash compensation	505	488	1,361	922
Depreciation and amortization expense	36	20	70	36
Adjusted EBITDA	$1,165	$2,436	$1,638	$3,788

Source: eMagin Corporation

Investors: Paul Campbell, 425-284-5220, pcampbell@emagin.com

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